EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-43369, No. 333-43371, No. 333-37331, No. 333-09447, No. 33-31538, No. 33-43210, No. 33-43211, No. 33-50465, No. 33-50467, No. 33-56219, No. 333-49722, No. 333-70280, No. 333-102041, No. 333-114767, No. 333-166426, No. 333-195731, No. 333-237789 and No. 333-271801 on Form S-8 and Registration Statement No. 333-270143 on Form S-3 of The New York Times Company of our reports dated February 27, 2026, with respect to the consolidated financial statements and schedule of The New York Times Company, and the effectiveness of internal control over financial reporting of The New York Times Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
New York, New York
February 27, 2026